Exhibit 10.1

JOURNEY MEDICAL CORPORATION

2015 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Restricted Stock Unit Award Agreement (this “Agreement”) is made and entered into between Journey Medical Corporation, a Delaware corporation (the “Company”) and [NAME] (“Grantee”), effective as of [DATE] (the “Date of Grant”). This Agreement sets forth the terms and conditions associated with the Company’s award to Grantee of Restricted Stock Units payable as described below in shares of Common Stock from the Company pursuant to the Company’s 2015 Stock Plan, as amended (the “Plan”) for the number of Units set forth below (collectively, the “Award”). Capitalized terms used herein which are not otherwise defined herein will have the meanings ascribed to them under the Plan.

NOW, THEREFORE, in consideration of the foregoing and Grantee’s continued provision of valuable services to the Company, the parties agree as follows:

1.           Grant of Units. Effective as of the Date of Grant, the Company hereby grants to the Grantee [NUMBER] restricted stock units (the “Units”). The Units are subject to the vesting, payment, and other provisions of this Agreement. Each Unit is subject to settlement into one share of Common Stock of the Company (a “Share”) that will be delivered to the Grantee when and if such Unit becomes vested subject to the terms of this Agreement.

2.            Vesting. The Units are unvested when granted, and vest, if at all, as described below.

(a)           Vesting. The Units will vest as follows, subject to Grantee’s continuous Service (as defined below) through each such date, except as otherwise provided below:

Tranche	Vesting Date	Tranche vesting	Cumulative vested
1	[The 15th day of the [twelfth] full month following the Date of Grant]
2	[The 15th day of the [twenty fourth] full month following the Date of Grant]
3	[The 15th day of the [thirty sixth] full month following the Date of Grant]
4	[The 15th day of the [forty eighth] full month following the Date of Grant]

(b)           Effect of Change of Control. In the event of a Change of Control (as defined below) all unvested Units, to the extent not previously forfeited, will vest in full.

(c)           Effect of Termination of Service. Upon a termination of Grantee’s Service for any reason, all unvested Units will be automatically forfeited and Grantee will thereafter have no rights in connection with such forfeited Units (unless otherwise determined by the Committee in its sole discretion).

(d)           Certain Definitions.

(i)            As used herein, the term “Change of Control” means the first to occur of the following: (A) a merger or consolidation in which (1) the Company is a constituent party or (2) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, but excluding in either case any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (y) the surviving or resulting corporation or (z) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (B) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, of all or substantially all the assets of the Company; or (C) a transaction, or series of related transactions, in which any person or entity (or a group of related persons or entities), other than an affiliate of the Company, acquires, directly or indirectly, substantially all of the Company’s then-outstanding Common Stock.

(ii)           As used herein, the term “Service” means Grantee’s provision of services to the Company or a Related Corporation in any capacity of employee, director or consultant which is not interrupted or terminated. Service will be deemed to have terminated upon an actual termination of the provision of services. Service will not be considered interrupted in the case of (A) an approved leave of absence (meaning a bona fide leave of absence (such as those attributable to illness, military obligations or other authorized personal leave) provided that the period of such leave does not exceed six months, or if longer, any period during which Grantee’s right to reemployment with the Company or a Related Corporation is guaranteed by statute or by contract), or (B) any change in status as long as the Grantee remains in the service of the Company or a Related Corporation in any capacity of employee, director or consultant.

3.             Delivery of Shares to Settle Vested Units. Units that become vested as provided in Section 2 will be settled by delivering to Grantee a number of Shares equal to the number of vested Units as soon as practicable after the vesting date, provided that the Company may provide a reasonable delay in the issuance or delivery of the Shares to address tax withholding and other administrative matters and provided further that delivery of the Shares will occur no later than two and one-half months following the conclusion of the year in which the vesting occurs. At the time of delivery of the Shares, the Company will, at its election, either: (a) cause to be issued a certificate representing the Shares deliverable pursuant to this Agreement; or (b) not issue any certificate representing the Shares deliverable pursuant to this Agreement and instead cause Grantee’s interest in the Shares to be recorded by registering such Shares with the Company’s transfer agent (or another custodian designated by the Company) in book-entry form in the Grantee’s name.

4.            Capitalization Changes. The number of Units convertible to Shares subject to this Award may be adjusted from time to time by the Committee to account for changes in capitalization as described in Section 13 of the Plan.

5.            Rights as a Stockholder. The Units represent a right to receive the Shares if the conditions of the Agreement are met and do not give the Grantee ownership of any Common Stock prior to delivery as provided in Section 3. Grantee will not have any rights and/or privileges of a stockholder of the Company with respect to the Units prior to such delivery. If Units vest as provided in Section 2, any Shares to which Grantee becomes entitled will be delivered to Grantee as provided in Section 3, and Grantee will have full ownership of the Shares upon such delivery.

6.            Non-Transferability. The Units and the right to payment under this Agreement are not transferable, may not be sold, exchanged, transferred, pledged, hypothecated, encumbered or otherwise disposed of. Any purported transfer of the Units or the right to payment under this Agreement is null and void and will not be given effect.

7.            No Obligation of Continued Service. The Award is not an employment or service contract, and nothing this Agreement confers or will be construed as conferring upon the Grantee any right to continue in the employment or Service of the Company, or as interfering with or restricting in any way the right of either party to terminate such employment or Service at any time.

8.            Tax Consequences. Grantee acknowledges that he/she understands the federal, state, and local tax consequences of this Award and the issuance, vesting, forfeiture, and delivery provisions hereof relating to the Units. Grantee will rely solely on the advice of his/her own tax advisors and not on any statements or representations of the Company or any of its agents. Grantee understands that Grantee will be responsible for his/her own tax liability that may arise as a result of the Award or the transactions contemplated by this Agreement.

9.            Withholding Obligations. Grantee understands that, at the time that Grantee becomes vested and/or receives payment for any Units (including through the delivery of Shares), the Company may be required to withhold federal, state and local income and employment taxes. Grantee hereby authorizes the Company to satisfy any required withholding to satisfy federal, state, local, payroll, and foreign tax withholding obligations that arise in connection with the Units (the “Withholding Taxes”). Notwithstanding any other provision of this Section 9, the Company may, in its sole discretion, satisfy all or any portion of the Withholding Taxes obligation relating to the Units by any of the following means or by a combination of such means: (a) withholding from any compensation otherwise payable to the Grantee by the Company; (b) causing the Grantee to tender a cash payment; or (c) withholding Shares from the Shares issued or otherwise issuable to Grantee in connection with the Units with a Fair Market Value (measured as of the date the Withholding Taxes are to be determined) equal to the amount of such Withholding Taxes; provided, however, that the number of such Shares so withheld will not exceed the amount necessary to satisfy the Company’s required tax withholding obligations using the applicable statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, as determined by the Committee. Grantee understands that all matters with respect to the total amount of taxes to be withheld in respect of such compensation income will be determined by the Company in its reasonable discretion. Grantee further understands that, although the Company will pay withheld amounts to the applicable taxing authorities, the Grantee remains responsible for payment of all taxes due as a result of compensation arising under the Agreement.

10.          Notices. Any notice or request required or permitted hereunder must be given in writing to each of the other parties hereto and will be deemed effectively given on the earlier of (a) the date of personal delivery, (b) one business day after deposit in the custody of a reputable overnight delivery service with next business day charges prepaid, or (c) three business days after the date of deposit in the United States Mail by registered or certified mail, postage prepaid, return receipt requested, addressed in the case of the Company to the Company’s Chief Executive Officer at the Company’s primary business address and in the case of the Grantee to the most recent address shown in the Company’s records.

11.          Incorporation of the Plan; Entire Agreement; Modification. The Award is made pursuant and subject to the Plan, the provisions of which are hereby made a part of this Agreement, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan will control. This Agreement (including the Plan) sets forth all of the promises, agreements, conditions and understandings between the parties hereto with respect to the grant of the Units, and there are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, between them with respect to the Units other than as set forth therein or herein. This Agreement supersedes and replaces any and all prior agreements between the parties hereto with respect to the Units. Except as permitted by the Plan. no modification, amendment or waiver of any of the provisions of this Agreement will be effective unless approved in writing by both parties.

12.          Choice of Law. The interpretation, performance and enforcement of this Agreement will be governed by the law of the State of Delaware without regard to the conflicts of laws rules of any jurisdiction.

13.          Miscellaneous.

(a)           The headings of the Sections in this Agreement are inserted for convenience only and will not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b)           If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(c)           This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. The rights and obligations of the Company under this Agreement may be transferred by the Company to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by, the Company’s successors and assigns.

(d)           The waiver by either party of compliance with any provision of this Agreement by the other party will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

(e)           Grantee agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Agreement.

(f)            Grantee acknowledges and agrees that he/she (i) has reviewed this Agreement and the Plan in their entirety; (ii) fully understands the provisions of such document; and (iii) has had an opportunity to obtain the advice of counsel prior to executing and accepting the grant of the Units.

(g)           This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(h)           All obligations of the Company under this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(i)            This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Agreement.

14.          Application of Section 409A of the Code.

(a)           The parties intend that this Agreement and the delivery of Shares or other consideration in respect of the Units provided under this Agreement satisfies, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) (or any other applicable exemption), and this Agreement will be construed to the greatest extent possible as consistent with those provisions. To the extent not so exempt, the delivery of Shares or other consideration in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b)           The parties further intend that each installment of any payments provided for in this Agreement is a separate “payment” for purposes of Section 409A.

(c)           To the extent any payment hereunder due upon the occurrence of a Change of Control is deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then a Change of Control will only be deemed to occur if the Change of Control also qualifies as a “change in control event” with respect to the Company within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

(d)           To the extent any payment hereunder due upon the termination of the Grantee’s Service is deferred compensation that is subject to Section 409A, and is not otherwise exempt from complying with the provisions of Section 409A, then such payment will not be made unless and until Grantee has also incurred a “separation from service” (as such term is defined in Treasury Regulation section 1.409A-1(h)). To the extent that (i) one or more of the payments received or to be received by the Grantee pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (ii) the Grantee is a “specified employee” within the meaning of Section 409A, then solely to the extent necessary to avoid the imposition of any additional taxes or penalties under Section 409A, the commencement of any payments under this Agreement will be deferred until the date that is six months and one day following the Grantee’s termination of Service (or, if earlier, the date of death of the Grantee) and will instead be paid on the date that immediately follows the end of such period (or death) or as soon as administratively practicable within thirty (30) days thereafter.

(e)           The Company makes no representations to Grantee regarding the compliance of this Agreement or the Units with Section 409A, and Grantee is solely responsible for the payment of any taxes or penalties arising under Section 409A(a)(1), or any state law of similar effect, with respect to the grant or vesting of the Units or the delivery of the Shares subject to this Award.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer, and Grantee has hereunto set his/her hand and seal.

GRANTEE:	COMPANY:

JOURNEY MEDICAL CORPORATION

By:
[NAME]	Claude Maraoui
Chief Executive Officer